JPMorgan Institutional Trust
                           Pacholder High Yield Fund, Inc.

                              Secretary's Certificate


      The undersigned hereby certifies that he is the Secretary of JPMorgan Institutional Trust and Pacholder High Yield Fund, Inc. (the "Trusts"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees/Directors of the Trusts, including a majority of the Trustees/Directors who are not interested persons of the Trusts (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 22nd day of April, 2009 and that said resolutions are in full force and effect, except as superseded by resolutions adopted on July 30, 2009:

Approval of Fidelity Bond Coverage

      RESOLVED, that it is the finding of the Trustees of JPMorgan Institutional Trust (the "Institutional Trust") and separately the finding of the Independent Directors that the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") which covers JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, UM Investment Trust and, if applicable, Pacholder High Yield Fund, Inc. (collectively, the "Trusts") and the Institutional Trust in the amount of $12,925,000 is in the best interest of the Institutional Trust and that the Bond, in accordance with the requirements ofRule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of
 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Institutional Trust and each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Institutional Trust and the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties; and

      RESOLVED, that it is the finding of the Directors of Pacholder
 High Yield Fund, Inc. (the "Pacholder Fund") and separately the finding of the Independent Directors that the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") which covers JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P.
 Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust,
 UM Investment Trust and, if applicable, JPMorgan Institutional Trust (collectively, the "Trust") and the Pacholder Fund in the amount of $12,925,000 is in the best interest of the Pacholder Fund and that the Bond, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Pacholder Fund and each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Pacholder Fund and the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties; and

      FURTHER RESOLVED, effective April 24, 2009 or such later date (the "Merger Effective Date") as the J.P. Morgan Series Trust II funds (the "STII funds") are merged into the JPMorgan Insurance Trust (the
 "Insurance Trust"), the Bond be increased by $350,000;

      FURTHER RESOLVED, that the premiums to be paid by the Institutional Trust and Pacholder Fund under the Bond be, and hereby are, approved by the Trustees/Directors and separately by the Independent Trustees/Directors after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premiums allocated to the Institutional Trust and Pacholder Fund under the Bond is no more than the premiums that the Institutional Trust or Pacholder Fund would have had to pay had it maintained a single insured bond; and

      FURTHER RESOLVED, that the Bond be, and hereby is, approved by a vote of a majority of the Trustees/Directors and separately by the Independent
Trustees/Directors; and

      FURTHER RESOLVED, that the officers of the Institutional Trust and Pacholder Fund be, and each of them hereby is, authorized and directed to enter into an agreement among the Trusts and the Institutional Trust and Pacholder Fund, in substantially the form furnished to the Trustees/Directors, as required by Rule 17g-1, with the other named Insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by the Institutional Trust/Pacholder Fund and also by one or more of the other named Insureds, that each Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17g-1; and

      FURTHER RESOLVED, that the appropriate officers of the Trusts be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

      FURTHER RESOLVED, that the Secretary of the Institutional Trust and Pacholder Fund shall file the Bond or cause the Bond to be filed with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1; and

      FURTHER RESOLVED, that the existing Fidelity Bond written by St. Paul Fire and Marine Insurance Company be cancelled as of the effective date of the Bond with respect to the Institutional Trust and Pacholder Fund only; and

      FURTHER RESOLVED, that the appropriate officers of the Institutional Trust and Pacholder Fund be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trusts and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.


Dated this 13 day of August, 2009



/s/ Frank J. Nasta
Frank J. Nasta
Secretary